Exhibit 10.1

August 1, 2001


Mr. Ray J. Groves
Ernst & Young
787 Seventh Avenue
26th Floor
New York, New York 10019

Dear Ray:

I am very pleased to extend our formal employment offer for you to join MMC in the role of senior advisor. The background and perspective you bring will be extremely valuable to me personally and to our other senior colleagues -- at Marsh, in particular. Your professional, management and directorship experiences combine to offer a rich source from which we can all draw, and we are excited about your joining.

You will be based in our New York headquarters offices at 1166 Avenue of the Americas and report to me. Outlined below are the compensation arrangements that we have discussed:

o Base Salary - Upon employment, which we expect to be August 1, 2001, your annual base salary will be $800,000 and subject to annual review.

o Bonus - For 2001 you will be guaranteed a cash bonus of $250,000 which will be paid in late February 2002. Beyond 2001 you will be eligible for a bonus consistent with that provided for our senior executives at MMC and reflecting both company and individual performance. A portion of your annual bonus for 2002 and beyond may be paid in MMC stock.

o Stock Options - You will be granted options on 100,000 shares of MMC stock. These are ten-year options, vesting 25% per annum beginning one year from the date of grant. This grant will be fully vested upon your retirement after August 1, 2004 and will be exercisable up to the expiration date of the grant. You will be eligible for awards in March 2002 and beyond consistent with the guidelines in place for stock option grants to senior executives.

o Restricted Stock - You will be granted 10,000 shares of MMC restricted stock, one-third of which will vest annually from the date of grant, and you will receive dividend equivalent payments on these shares. You will be eligible for future grants in March 2002 and beyond based on the guidelines in place for grants of restricted stock.






Mr. Ray J. Groves
August 1, 2001
Page 2



Your term of employment will be 3 years. Were the company to terminate your employment for reasons other than for cause during the first 12 months of you joining MMC, all grants of options and restricted stock will vest.

By accepting this offer, you affirm that there are no restrictive covenants that apply that would restrict in any way your ability to carry out the role proposed for you with MMC in all its respects. Further, MMC is an employment at will employer, meaning that either party can terminate your employment at any time for any reason or for no reason at all.

Ray, I am delighted that we will have the benefit of your expertise and counsel. My enthusiasm is shared among all of my colleagues with whom you have spoken, and we look forward to welcoming you to MMC in this new capacity.

Sincerely,






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       Accepted (Date)




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